        EXHIBIT 10.1

AGREEMENT AND
RELEASE OF ALL CLAIMS

        This Agreement is made and entered into by and between Electro Scientific Industries, Inc. (“the Company”) and Robert E. Belter (“Employee”). This Agreement will confirm that it has been mutually agreed to alter the employment relationship between the Company and Employee.

        In consideration of the mutual covenants and promises below and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

        1.     Employee’s full-time employment as Vice President/General Manager-Electronic Component Systems with the Company will terminate effective the close of business September 4, 2001.

        2.     Employee represents that he has not filed any complaint, claim or action against the Company, its officers, agents or representatives, or against any affiliated companies, with any local, state, or federal court and that he will not do so at any time hereafter.

        3.     Employee understands and agrees that he has not executed this Agreement without first having had the opportunity to consider it for twenty-one (21) days from receipt of this Agreement. Between seven (7) days and fourteen (14) days after he delivers to the Company an executed copy of this Agreement and so long as he has not exercised his right of revocation as described in paragraph 12(g) below, the Company will cause to be delivered the monetary payment provided in Paragraph 4 below.

        4.     The Company hereby agrees that Employee will remain on the Company’s payroll and the Company will pay Employee compensation of $12,222.23 per month minus any applicable taxes, contributions, or withholdings, for nine (9) months following his last day of employment as Vice President/General Manager-Electronic Component Systems until June 4, 2002. Employee will remain on the payroll for nine (9) months until June 4, 2002 as an employee performing consulting services to the Company as required from time to time. Employee will continue to be entitled to medical benefits to the same extent and under the same terms and conditions as if Employee had remained in his previous position.

        5.     Employee agrees that the foregoing payments shall constitute the entire amount of monetary consideration provided to him under this Agreement and that he will not seek any further compensation for any other claimed damage, costs, or attorneys’ fees in connection with the matters encompassed in this Agreement.

        6.     Employee agrees that to the extent requested by the Company or its Board of Directors, he will cooperate and assist the Company in the orderly transition of his duties to his successors and will consult and advise the Company’s officers and management as they reasonably request. Employee agrees that if during the nine (9) month period he is employed to perform consulting services he will remain in the exclusive employment of the Company and will not accept employment elsewhere.

        7.     Employee will not disclose during the period described above, or thereafter, any trade secrets or confidential or proprietary business plans, marketing plans, new product development, advertising plans, customers, suppliers, labor relations, trade or industrial practices or secrets or know-how. Employee represents and warrants that he has not and will not hereafter remove from the Company’s premises or retain without the Company’s express written consent, any figures, calculations, letters, papers, drawings, plans, documents or copies thereof, or any confidential information of any type, whether written, digital, magnetic or in any other form, pertaining to the Company.

        8.    In the event that Employee fails to fully comply with the terms of this agreement then the Company may, at its election terminate the benefits, payments and assistance, set forth in paragraph 4 above, and may in addition pursue all rights and remedies that it may have.

        9.    Employee hereby waives all rights under Section 1542 of the Civil Code of State of California. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        10.    Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Employee hereby irrevocably and unconditionally releases and forever discharges the Company, its affiliated companies, and each and all of its officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, or in concert with them, or any of them, from any and all charges, complaints, claims and liabilities of an kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which Employee at any time heretofore had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of the date of this Agreement, including, without limitation, any and all claims related or in any manner incidental to Employee’s employment with the Company or the separation therefrom. It is expressly understood by Employee that among the various rights and claims being waived in this release are those arising under Title VII of the Civil Rights Act of 1964 (42 USC § 2000e et seq.), the Age Discrimination in Employment Act of 1967 (29 USC § 621, et seq.); and the Americans With Disabilities Act (29 USC § 706).

        11.     The parties understand the word “claims” to include all actions, claims and grievances, whether actual or potential, known or unknown, and specifically, but not exclusively, all claims arising out of Employee’s employment with the Company. All such claims (including attorneys’ fees and costs) are forever barred by this Agreement regardless of the forum in which they might be brought.

        12.     Employee understands and agrees that he:

(a)	Has had the opportunity to consider this Agreement for a full twenty-one (21) days before executing it.

(b)	Has carefully read and fully understands all of the provisions of this Agreement.

(c)	Is, through this Agreement, releasing the Company from any and all claims he may have against the Company.

(d)	Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

(e)	Knowingly and voluntarily intends to be legally bound by the same.

(f)	Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of his choice prior to executing this Agreement.

(g)	Has seven (7) days following the execution of this Agreement to revoke this Agreement and has been and hereby is advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

(h)	Understands that rights or claims under the Age Discrimination in Employment Act of 1967 (29 USC § 621, et seq.) that may arise after the date this Agreement is executed are not waived.

        13.     Employee promises not to discuss or disclose the terms of his separation from the Company or the amount or nature of the benefits paid to his under this Agreement and Release to any person other than his family members and his attorney and/or financial advisor, should one be consulted, provided that those to whom he may make such disclosure agree to keep said information confidential and not disclose it to others.

        14.     The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

        15.     This Agreement shall be binding upon the parties and upon their heirs, administrators, executors, successors, and assigns, and shall inure to the benefit of said parties, and each of them, and to their heirs, administrators, representatives, executors, successors, and assigns. Employee expressly warrants that he has not transferred to any person or entity any rights, causes of action, or claims related in this Agreement.

        16.     Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected and any illegal, invalid, or unenforceable provision shall be deemed not to be part of this Agreement.

        17.     This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter hereof.

        18.     This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the parties hereto.

        19.     It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including, but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees.

        20.     This Agreement shall in all respects be interpreted, enforced and governed under the laws of the state of Oregon.

Dated: 9/19/01 ——————	ELECTRO SCIENTIFIC INDUSTRIES, INC. By: /s/ MICHAEL J. MURPHY —————————————— Michael J. Murphy Vice President
Dated: 9/14/01 ——————	By: /s/ ROBERT E. BELTER —————————————— Robert E. Belter